Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Fourth Quarter and Year-End 2022 Financial Results
ALEXANDRIA, Louisiana, January 30, 2023, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its financial results for the fourth quarter and year ended 2022.
Net income for the fourth quarter of 2022 was $10.2 million, or $1.42 per diluted common share (“EPS”), which is consistent with $10.2 million, or $1.42 EPS, for the third quarter of 2022, and an increase of $1.7 million, or 19.8%, compared to $8.5 million, or $1.17 EPS, for the fourth quarter of 2021. For the fourth quarter of 2022, the quarterly return on assets was 1.33% and the quarterly return on equity was 16.34%.
Net income for the year ended December 31, 2022, was $36.9 million, or $5.13 EPS, an increase of $4.0 million, or 12.0%, compared to $33.0 million, or $4.51 EPS, for the year ended December 31, 2021. For the year ended December 31, 2022, the return on assets was 1.18% and the return on equity was 13.98%.
Fourth Quarter and Year-End 2022 Performance and Operational Highlights
In the fourth quarter of 2022, the Company had consistent earnings and the balance sheet remained steady. We renewed the stock repurchase program and opened a new operations center building.
•Net income for the fourth quarter of 2022 was $10.2 million, consistent with the prior quarter. Higher net interest income was offset by lower noninterest income and a higher provision for loan loss expense.
•For the third consecutive quarter, net interest income and net interest margin fully tax equivalent (“FTE”) increased compared to the prior quarter. Net interest income for the fourth quarter of 2022 was $23.7 million compared to $23.1 million for the prior quarter. Net interest margin FTE for the fourth quarter of 2022 was 3.17% compared to 3.06% for the prior quarter. These increases were a result of the higher interest rate environment benefiting asset yields, partially offset by higher deposit costs.
•As of December 31, 2022, assets were $3.08 billion, fairly consistent with $3.06 billion as of September 30, 2022.
•As of December 31, 2022, loans held for investment (“HFI”) were $1.92 billion, an increase of $36.6 million, or 1.9%, from September 30, 2022. The growth in loans HFI was primarily a result of loan activity in various markets across Louisiana.
•As of December 31, 2022, total securities were $776.1 million, or 25.2% of assets, compared to $764.5 million, or 25.0% of assets, as of September 30, 2022. During the fourth quarter, securities were impacted by a decrease to the net unrealized loss on securities available-for-sale (“AFS”), the purchase of a Community Reinvestment Act (“CRA”) mutual fund, and principal repayments.
•Deposits were $2.80 billion as of December 31, 2022 and September 30, 2022. However, there were fluctuations in deposit categories as a result of implementing a new deposit program and customer deposit activity.
•Nonperforming assets (“NPA(s)”) were $2.4 million, or 0.08% of assets, as of December 31, 2022. As of December 31, 2022, the allowance for loan losses (“ALL”) was $20.6 million, or 1.08% of loans HFI.
•We paid a quarterly cash dividend of $0.07 per common share in the fourth quarter of 2022.
•We did not repurchase any shares of our common stock through our stock repurchase program in the fourth quarter of 2022. The 2022 stock repurchase program that began February 4, 2022 expired on December 31, 2022. On November 4, 2022, our Board of Directors approved the renewal of our stock repurchase program for 2023. The 2023 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2023 through December 31, 2023.
•In the fourth quarter of 2022, we finished remodeling and opened the new Red River Bank operations center building. This remodeled 21,000 square foot building is located adjacent to the Red River Bank headquarters building in Alexandria, Louisiana. This building was designed to provide an efficient and modern facility for Red River Bank operations and support departments and to improve the Red River Bank business continuity plan.
Blake Chatelain, President and Chief Executive Officer of the Company, stated, “The fourth quarter of 2022 wrapped up a uniquely challenging, yet rewarding year for the Company. In 2022, our bankers successfully navigated a period of historical interest rate changes and a shifting economic environment while achieving strong loan growth and record-high earnings. In 2022, we replaced $5.8 million of Small Business Administration Paycheck Protection Program (“PPP”) income with earnings from core banking operations. In the fourth quarter of 2022, earnings and the balance sheet were fairly consistent with the previous quarter.
“During 2022, our customers adjusted their expectations due to the changing interest rate and economic environments. Loan demand was higher in the first half of 2022 than in the second half of the year; however, growth in loans HFI overall was 13.8% for the full year of 2022, with growth in loans HFI of 1.9% in the fourth quarter of 2022. As expected, deposit balance and pricing pressures became more elevated in the second half of 2022 with deposit balances decreasing 3.8% over the year. Due to diligent balance sheet management, Red River Bank maintained strong liquidity positions and had no borrowings in 2022.

“As we begin 2023, we believe we are well positioned for the year ahead. The Company is well capitalized, has excellent asset quality, solid earnings, and dedicated, knowledgeable community bankers who serve our growing customer base. We continue to successfully expand organically throughout Louisiana. We understand that there are possible economic challenges ahead as economists predict recessionary and inflationary environments; however, we are well positioned and confident in the opportunity for continued growth, profitability, and returns for our shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the fourth quarter of 2022 were positively impacted by the Federal Open Market Committee (“FOMC”) increasing the target federal funds rate by 75 basis points (“bp(s)”) in November 2022 and 50 bps in December 2022. These increases were in addition to the 25 bp increase in March 2022, 50 bp increase in May 2022, and 75 bp increases in each of June, July, and September 2022.
Net interest income for the fourth quarter of 2022 was $23.7 million, which was $586,000, or 2.5%, higher than the third quarter of 2022, due to a $2.1 million increase in interest and dividend income, partially offset by a $1.5 million increase in interest expense. The increase in interest and dividend income was primarily due to increases in income on loans and short-term liquid assets. Loan income increased $1.5 million due to higher rates on new, renewed, and floating rate loans and a $32.8 million increase in the average balance of loans when compared to the prior quarter. Income on short-term liquid assets increased $601,000 due to the FOMC’s increases to the target federal funds rate. The increase in interest expense in the fourth quarter of 2022 was a result of an increase in the rates on interest-bearing deposits.
The net interest margin FTE increased 11 bps to 3.17% for the fourth quarter of 2022, compared to 3.06% for the prior quarter. This increase was driven primarily by the higher interest rate environment. The yield on loans increased 25 bps driven by higher rates on new, renewed, and floating rate loans, and the yield on short-term liquid assets increased 150 bps due to the higher interest rate environment. These increases were partially offset by a 38 bp increase in the rate on interest-bearing deposits due to increased rate competition for deposits in the fourth quarter of 2022.
The FOMC is expected to raise the target federal funds rate several more times in early 2023. Our balance sheet is asset sensitive, and interest income on earning assets generally improves in a higher rate environment. However, we also expect additional pressure on deposit interest rates due to the higher interest rate environment and competition for deposits. As of December 31, 2022, floating rate loans were 14.5% of loans HFI, and floating rate transaction deposits were 2.6% of interest-bearing transaction deposits. In the first half of 2023, dependent upon balance sheet activity and deposit rate pressure, we expect net interest margin to decrease slightly with a slight increase in net interest income due to projected loan growth.
Provision for Loan Losses
The provision for loan losses for the fourth quarter of 2022 was $750,000, which was $150,000 higher than the provision for loan losses of $600,000 for the prior quarter. The increase was due to potential economic challenges resulting from the current inflationary environment, changing monetary policy, and loan growth. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, and trends in asset quality.
Noninterest Income
Noninterest income totaled $4.6 million for the fourth quarter of 2022, a decrease of $248,000, or 5.1%, compared to $4.9 million for the previous quarter. The decrease was mainly due to lower mortgage loan income and service charges on deposit accounts, partially offset by higher brokerage income.
Mortgage loan income for the fourth quarter of 2022 was $453,000, a decrease of $171,000, or 27.4%, compared to $624,000 for the third quarter of 2022. This decrease was primarily driven by reduced purchase activity due to higher mortgage interest rates.
Service charges on deposit accounts totaled $1.4 million for the fourth quarter of 2022, a decrease of $129,000, or 8.7%, compared to the prior quarter. This decrease was mainly due to a smaller number of non-sufficient fund transactions and related fee income in the fourth quarter of 2022.
Brokerage income for the fourth quarter of 2022 was $1.0 million, an increase of $143,000, or 16.4%, compared to $870,000 for the third quarter of 2022. This increase was due to funds invested by new clients in the fourth quarter. Assets under management were $915.1 million as of December 31, 2022.
Operating Expenses
Operating expenses for the fourth quarter of 2022 totaled $15.1 million, an increase of $41,000, or 0.3%, compared to $15.0 million for the previous quarter. This increase was mainly due to higher other taxes, other business development expenses, and occupancy and equipment expenses, partially offset by lower personnel expenses.
Other taxes totaled $781,000 for the fourth quarter of 2022, an increase of $131,000, or 20.2%, from the previous quarter. This increase was due to a $132,000 increase in the State of Louisiana’s bank stock tax resulting from a higher tax rate. The new rate will also be applicable in 2023.

Other business development expenses totaled $566,000 for the fourth quarter of 2022, an increase of $130,000, or 29.8%, from the previous quarter. This increase was primarily the result of an increase in CRA related contributions and expenses associated with a Small Business Investment Company limited partnership, partially offset by lower community sponsorships.
Occupancy and equipment expenses totaled $1.6 million for the fourth quarter of 2022, an increase of $82,000, or 5.4%, from the previous quarter. This increase was primarily due to $21,000 of nonrecurring expenses related to our new location in the Acadiana market and the new operations center building, as well as a $30,000 increase in property taxes due to a higher tax rate. The new tax rate will also be applicable in 2023.
Personnel expenses totaled $8.7 million for the fourth quarter of 2022, a decrease of $172,000, or 1.9%, from the previous quarter. This decrease was due to lower commission compensation related to lower mortgage revenue and the timing of brokerage commissions. As of December 31, 2022 and September 30, 2022, we had 351 and 358 total employees, respectively.
Asset Overview
As of December 31, 2022, assets totaled $3.08 billion, which was $23.0 million, or 0.8%, higher than $3.06 billion as of September 30, 2022. During the fourth quarter of 2022, we deployed short-term liquid assets into the loan portfolio to fund its growth and into a CRA mutual fund. Loans HFI increased $36.6 million, or 1.9%, compared to the prior quarter due to loan activity. The loans HFI to deposits ratio was 68.46% as of December 31, 2022, compared to 67.22% as of September 30, 2022. Total securities increased $11.6 million, or 1.5%, and were 25.2% of assets as of December 31, 2022. Interest-bearing deposits in other banks decreased $21.0 million, or 8.0%, to $240.6 million and were 7.8% of assets as of December 31, 2022.
Securities
Total securities as of December 31, 2022, were $776.1 million, an increase of $11.6 million, or 1.5%, from September 30, 2022. Securities were impacted by a $15.5 million decrease to the net unrealized loss on securities AFS and the purchase of $10.0 million of a CRA mutual fund, partially offset by $13.9 million of principal repayments.
Securities AFS totaled $614.4 million, net of $74.1 million of unrealized loss as of December 31, 2022, compared to $609.7 million, net of $89.6 million of unrealized loss as of September 30, 2022. As of December 31, 2022, securities held-to-maturity totaled $151.7 million compared to $154.7 million as of September 30, 2022.
As of December 31, 2022, we held a $10.0 million investment in equity securities, which was an investment in a CRA mutual fund, consisting primarily of bonds, that was not held as of September 30, 2022.
Loans
Loans HFI as of December 31, 2022, were $1.92 billion, an increase of $36.6 million, or 1.9%, from September 30, 2022, due to loan activity in various markets across Louisiana.
As of December 31, 2022, PPP loans were materially complete and totaled $14,000.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of December 31, 2022, total health care loans were 8.4% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 4.4% of loans HFI, and loans to physician and dental practices were 3.9% of loans HFI. The average health care loan size was $338,000 as of December 31, 2022.
On March 5, 2021, it was announced that certain U.S. Dollar London Interbank Offered Rate (“LIBOR”) rates would cease to be published after June 30, 2023. As of December 31, 2022, 2.1% of our loans HFI were LIBOR-based with a setting that expires June 30, 2023. Alternative rate language is present in each credit agreement with a LIBOR-based rate. We do not anticipate any issues with transitioning each loan to a non-LIBOR-based rate.
Asset Quality and Allowance for Loan Losses
NPAs totaled $2.4 million as of December 31, 2022, a decrease of $349,000, or 12.9%, from $2.7 million as of September 30, 2022. This decrease was primarily due to payments to nonaccrual loans and a loan that returned to accrual status. The ratio of NPAs to assets was 0.08% as of December 31, 2022, and 0.09% as of September 30, 2022.
As of December 31, 2022, the ALL was $20.6 million. The ratio of ALL to loans HFI was 1.08% as of December 31, 2022, and 1.06% as of September 30, 2022. The net charge-off ratio was 0.00% for each of the fourth and third quarters of 2022 and 0.02% for the year ended December 31, 2022.
As a Securities and Exchange Commission (“SEC”) registrant with smaller reporting company filing status as determined on June 30, 2019, the current expected credit loss methodology (“CECL”) was effective for us beginning on January 1, 2023. Based upon our CECL analysis as of December 31, 2022, we expect the adoption of CECL will result in a combined 1.0% to 5.0% increase in our allowance for credit losses and allowance for unfunded commitments.
Deposits
Deposits were $2.80 billion as of December 31, 2022 and September 30, 2022. However, there were fluctuations in deposit categories as a result of implementing a new deposit program and the seasonal inflow of funds from public entity customers, partially offset by customer deposit activity in response to the changing interest rate environment. Average deposits for the fourth quarter of 2022 were $2.77 billion, a decrease of $44.4 million, or 1.6%, from the prior quarter. Noninterest-bearing deposits totaled $1.09 billion as of December 31, 2022, down $81.6 million, or 7.0%, from September 30, 2022. As of December 31, 2022, noninterest-bearing deposits were 38.96% of total deposits. Interest-bearing deposits totaled $1.71 billion as of December 31, 2022, up $84.1 million, or 5.2%, compared to September 30, 2022.
Stockholders’ Equity
Total stockholders’ equity as of December 31, 2022, was $265.8 million compared to $243.4 million as of September 30, 2022. The $22.3 million, or 9.2%, increase in stockholders’ equity during the fourth quarter of 2022 was attributed to a $12.6 million, net of tax, decrease to accumulated other comprehensive loss related to securities, $10.2 million of net income, and $74,000 of stock compensation, partially offset by $503,000 in cash dividends. We paid a quarterly cash dividend of $0.07 per share on December 15, 2022.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, realized book value per share, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Year Ended
(Dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Income	$10,191	$10,186	$8,510	$36,916	$32,952

Per Common Share Data:
Earnings per share, basic	$1.42	$1.42	$1.18	$5.14	$4.53
Earnings per share, diluted	$1.42	$1.42	$1.17	$5.13	$4.51
Book value per share	$36.99	$33.88	$41.52	$36.99	$41.52
Tangible book value per share(1)	$36.78	$33.67	$41.31	$36.78	$41.31
Realized book value per share(1)	$46.90	$45.54	$42.05	$46.90	$42.05
Cash dividends per share	$0.07	$0.07	$0.07	$0.28	$0.28
Shares outstanding	7,183,915	7,183,915	7,180,155	7,183,915	7,180,155
Weighted average shares outstanding, basic	7,183,915	7,183,915	7,229,324	7,180,975	7,281,136
Weighted average shares outstanding, diluted	7,199,247	7,197,100	7,247,277	7,197,453	7,299,720

Summary Performance Ratios:
Return on average assets	1.33%	1.30%	1.09%	1.18%	1.13%
Return on average equity	16.34%	15.48%	11.33%	13.98%	11.21%
Net interest margin	3.11%	3.00%	2.46%	2.80%	2.54%
Net interest margin FTE	3.17%	3.06%	2.52%	2.86%	2.60%
Efficiency ratio	54.76%	53.80%	57.33%	56.60%	56.39%
Loans HFI to deposits ratio	68.46%	67.22%	57.86%	68.46%	57.86%
Noninterest-bearing deposits to deposits ratio	38.96%	41.92%	39.50%	38.96%	39.50%
Noninterest income to average assets	0.60%	0.62%	0.72%	0.60%	0.84%
Operating expense to average assets	1.97%	1.93%	1.79%	1.87%	1.87%

Summary Credit Quality Ratios:
Nonperforming assets to assets	0.08%	0.09%	0.03%	0.08%	0.03%
Nonperforming loans to loans HFI	0.12%	0.14%	0.02%	0.12%	0.02%
Allowance for loan losses to loans HFI	1.08%	1.06%	1.14%	1.08%	1.14%
Net charge-offs to average loans	0.00%	0.00%	0.01%	0.02%	0.04%

Capital Ratios:
Stockholders’ equity to assets	8.62%	7.96%	9.25%	8.62%	9.25%
Tangible common equity to tangible assets (1)	8.57%	7.91%	9.20%	8.57%	9.20%
Total risk-based capital to risk-weighted assets	17.39%	17.15%	17.83%	17.39%	17.83%
Tier 1 risk-based capital to risk-weighted assets	16.38%	16.16%	16.76%	16.38%	16.76%
Common equity Tier 1 capital to risk-weighted assets	16.38%	16.16%	16.76%	16.38%	16.76%
Tier 1 risk-based capital to average assets	11.37%	10.31%	9.67%	11.37%	9.67%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
ASSETS
Cash and due from banks	$37,824	$39,465	$39,339	$40,137	$23,143
Interest-bearing deposits in other banks	240,568	261,608	317,061	506,982	761,721
Securities available-for-sale, at fair value	614,407	609,748	651,125	810,804	659,178
Securities held-to-maturity, at amortized cost	151,683	154,736	159,562	—	—
Equity securities, at fair value	9,979	—	—	7,481	7,846
Nonmarketable equity securities	3,478	3,460	3,452	3,451	3,450
Loans held for sale	518	1,536	4,524	6,641	4,290
Loans held for investment	1,916,267	1,879,669	1,841,585	1,741,026	1,683,832
Allowance for loan losses	(20,628)	(19,953)	(19,395)	(19,244)	(19,176)
Premises and equipment, net	54,383	52,820	52,172	50,605	48,056
Accrued interest receivable	8,830	7,782	7,356	6,654	6,245
Bank-owned life insurance	28,775	28,594	28,413	28,233	28,061
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,137	4,262	4,385	4,506	3,743
Other assets	30,919	34,405	29,988	23,638	12,775
Total Assets	$3,082,686	$3,059,678	$3,121,113	$3,212,460	$3,224,710

LIABILITIES
Noninterest-bearing deposits	$1,090,539	$1,172,157	$1,181,781	$1,181,136	$1,149,672
Interest-bearing deposits	1,708,397	1,624,337	1,668,414	1,746,592	1,760,676
Total Deposits	2,798,936	2,796,494	2,850,195	2,927,728	2,910,348
Accrued interest payable	1,563	1,194	1,176	1,329	1,310
Lease liabilities	4,258	4,377	4,494	4,610	3,842
Accrued expenses and other liabilities	12,176	14,200	11,652	13,919	11,060
Total Liabilities	2,816,933	2,816,265	2,867,517	2,947,586	2,926,560
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	60,050	60,050	60,050	60,050	60,233
Additional paid-in capital	2,088	2,014	1,940	1,877	1,814
Retained earnings	274,781	265,093	255,410	246,766	239,876
Accumulated other comprehensive income (loss)	(71,166)	(83,744)	(63,804)	(43,819)	(3,773)
Total Stockholders’ Equity	265,753	243,413	253,596	264,874	298,150
Total Liabilities and Stockholders’ Equity	$3,082,686	$3,059,678	$3,121,113	$3,212,460	$3,224,710

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Year Ended
(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$21,284	$19,740	$17,415	$75,827	$67,923
Interest on securities	3,524	3,572	2,412	13,735	8,660
Interest on federal funds sold	634	317	21	1,091	88
Interest on deposits in other banks	1,522	1,238	226	3,682	658
Dividends on stock	18	19	1	40	10
Total Interest and Dividend Income	26,982	24,886	20,075	94,375	77,339
INTEREST EXPENSE
Interest on deposits	3,308	1,798	1,300	7,736	5,617
Total Interest Expense	3,308	1,798	1,300	7,736	5,617
Net Interest Income	23,674	23,088	18,775	86,639	71,722
Provision for loan losses	750	600	150	1,750	1,900
Net Interest Income After Provision for Loan Losses	22,924	22,488	18,625	84,889	69,822
NONINTEREST INCOME
Service charges on deposit accounts	1,359	1,488	1,318	5,565	4,775
Debit card income, net	972	934	1,071	3,897	4,415
Mortgage loan income	453	624	1,667	3,096	8,676
Brokerage income	1,013	870	806	3,549	3,297
Loan and deposit income	440	502	457	1,723	1,738
Bank-owned life insurance income	180	181	175	713	648
Gain (Loss) on equity securities	(21)	—	(75)	(468)	(175)
Gain (Loss) on sale and call of securities	—	16	1	(59)	194
SBIC income	162	231	38	563	654
Other income (loss)	61	21	214	168	271
Total Noninterest Income	4,619	4,867	5,672	18,747	24,493
OPERATING EXPENSES
Personnel expenses	8,681	8,853	8,362	34,560	32,449
Occupancy and equipment expenses	1,613	1,531	1,424	6,109	5,443
Technology expenses	645	653	667	2,763	2,810
Advertising	293	316	230	1,134	921
Other business development expenses	566	436	280	1,645	1,169
Data processing expense	609	604	537	2,093	1,982
Other taxes	781	650	498	2,714	2,082
Loan and deposit expenses	180	164	243	659	1,016
Legal and professional expenses	550	553	493	1,997	1,683
Regulatory assessment expenses	277	280	268	1,058	933
Other operating expenses	887	1,001	1,014	3,923	3,767
Total Operating Expenses	15,082	15,041	14,016	58,655	54,255
Income Before Income Tax Expense	12,461	12,314	10,281	44,981	40,060
Income tax expense	2,270	2,128	1,771	8,065	7,108
Net Income	$10,191	$10,186	$8,510	$36,916	$32,952

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	December 31, 2022			September 30, 2022
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,904,592	$21,284	4.38%	$1,871,834	$19,740	4.13%
Securities - taxable	642,121	2,495	1.55%	658,245	2,536	1.54%
Securities - tax-exempt	206,141	1,029	2.00%	207,182	1,036	2.00%
Federal funds sold	66,044	634	3.75%	55,201	317	2.25%
Interest-bearing deposits in other banks	161,558	1,522	3.69%	219,845	1,238	2.21%
Nonmarketable equity securities	3,460	18	2.08%	3,452	19	2.24%
Total interest-earning assets	2,983,916	$26,982	3.55%	3,015,759	$24,886	3.24%
Allowance for loan losses	(20,255)			(19,667)
Noninterest-earning assets	78,047			100,685
Total assets	$3,041,708			$3,096,777
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,292,313	$2,131	0.65%	$1,323,081	$938	0.28%
Time deposits	335,424	1,177	1.39%	321,547	860	1.06%
Total interest-bearing deposits	1,627,737	3,308	0.81%	1,644,628	1,798	0.43%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,627,737	$3,308	0.81%	1,644,628	$1,798	0.43%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,145,920			1,173,387
Accrued interest and other liabilities	20,686			17,756
Total noninterest-bearing liabilities	1,166,606			1,191,143
Stockholders’ equity	247,365			261,006
Total liabilities and stockholders’ equity	$3,041,708			$3,096,777
Net interest income		$23,674			$23,088
Net interest spread			2.74%			2.81%
Net interest margin			3.11%			3.00%
Net interest margin FTE(3)			3.17%			3.06%
Cost of deposits			0.47%			0.25%
Cost of funds			0.44%			0.24%
(1)Includes average outstanding balances of loans held for sale of $2.3 million and $2.7 million for the three months ended December 31, 2022 and September 30, 2022, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest income and net interest ratios excluding PPP loans (non-GAAP) for the three months ended December 31, 2022 and September 30, 2022.

	For the Three Months Ended
	December 31, 2022			September 30, 2022
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,904,592	$21,284	4.38%	$1,871,834	$19,740	4.13%
Less: PPP loans, net
Average	770			1,350
Interest		2			4
Fees		28			2
Total PPP loans, net	770	30	15.40%	1,350	6	1.62%
Non-PPP loans (non-GAAP)(3)	$1,903,822	$21,254	4.37%	$1,870,484	$19,734	4.13%

Net interest income, excluding PPP loan income (non-GAAP)
Net interest income		$23,674			$23,088
PPP loan income		(30)			(6)
Net interest income, excluding PPP loan income (non-GAAP)(3)		$23,644			$23,082

Ratios excluding PPP loans, net (non-GAAP)(3)
Net interest spread			2.74%			2.81%
Net interest margin			3.11%			3.00%
Net interest margin FTE(4)			3.16%			3.06%
(1)Includes average outstanding balances of loans held for sale of $2.3 million and $2.7 million for the three months ended December 31, 2022 and September 30, 2022, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.
(4)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Year Ended December 31,
	2022			2021
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,816,538	$75,827	4.12%	$1,621,606	$67,923	4.14%
Securities - taxable	637,239	9,524	1.49%	344,913	4,493	1.30%
Securities - tax-exempt	210,056	4,211	2.00%	202,255	4,167	2.06%
Federal funds sold	56,958	1,091	1.89%	66,934	88	0.13%
Interest-bearing deposits in other banks	329,096	3,682	1.11%	552,501	658	0.12%
Nonmarketable equity securities	3,453	40	1.16%	3,448	10	0.28%
Total interest-earning assets	3,053,340	$94,375	3.06%	2,791,657	$77,339	2.74%
Allowance for loan losses	(19,608)			(19,155)
Noninterest-earning assets	100,543			132,611
Total assets	$3,134,275			$2,905,113
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,360,612	$4,071	0.30%	$1,210,796	$1,648	0.14%
Time deposits	329,480	3,665	1.11%	341,746	3,969	1.16%
Total interest-bearing deposits	1,690,092	7,736	0.46%	1,552,542	5,617	0.36%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,690,092	$7,736	0.46%	1,552,542	$5,617	0.36%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,161,995			1,041,238
Accrued interest and other liabilities	18,111			17,507
Total noninterest-bearing liabilities	1,180,106			1,058,745
Stockholders’ equity	264,077			293,826
Total liabilities and stockholders’ equity	$3,134,275			$2,905,113
Net interest income		$86,639			$71,722
Net interest spread			2.60%			2.38%
Net interest margin			2.80%			2.54%
Net interest margin FTE(3)			2.86%			2.60%
Cost of deposits			0.27%			0.22%
Cost of funds			0.25%			0.20%
(1)Includes average outstanding balances of loans held for sale of $3.3 million and $8.6 million for the years ended December 31, 2022 and 2021, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest income and net interest ratios excluding PPP loans (non-GAAP) for the years ended December 31, 2022 and 2021.

	For the Year Ended December 31,
	2022			2021
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,816,538	$75,827	4.12%	$1,621,606	$67,923	4.14%
Less: PPP loans, net
Average	4,309			77,222
Interest		44			809
Fees		626			4,964
Total PPP loans, net	4,309	670	15.54%	77,222	5,773	7.46%
Non-PPP loans (non-GAAP)(3)	$1,812,229	$75,157	4.09%	$1,544,384	$62,150	3.97%

Net interest income, excluding PPP loan income (non-GAAP)
Net interest income		$86,639			$71,722
PPP loan income		(670)			(5,773)
Net interest income, excluding PPP loan income (non-GAAP)(3)		$85,969			$65,949

Ratios excluding PPP loans, net (non-GAAP)(3)
Net interest spread			2.58%			2.25%
Net interest margin			2.79%			2.40%
Net interest margin FTE(4)			2.84%			2.46%
(1)Includes average outstanding balances of loans held for sale of $3.3 million and $8.6 million for the years ended December 31, 2022 and 2021, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.
(4)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021
Tangible common equity
Total stockholders’ equity	$265,753	$243,413	$298,150
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$264,207	$241,867	$296,604
Realized common equity
Total stockholders’ equity	$265,753	$243,413	$298,150
Adjustments:
Accumulated other comprehensive (income) loss	71,166	83,744	3,773
Total realized common equity (non-GAAP)	$336,919	$327,157	$301,923
Common shares outstanding	7,183,915	7,183,915	7,180,155
Book value per share	$36.99	$33.88	$41.52
Tangible book value per share (non-GAAP)	$36.78	$33.67	$41.31
Realized book value per share (non-GAAP)	$46.90	$45.54	$42.05

Tangible assets
Total assets	$3,082,686	$3,059,678	$3,224,710
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,081,140	$3,058,132	$3,223,164
Total stockholders’ equity to assets	8.62%	7.96%	9.25%
Tangible common equity to tangible assets (non-GAAP)	8.57%	7.91%	9.20%